Exhibit 23.3

Consent of Ropes & Gray LLP

We consent to your reference to our firm under the captions “The Merger Agreement; Conditions to Completion of the Merger,” “Material United States Federal Income Tax Consequences of the Merger,” and “Legal Matters” in the Joint Proxy Statement/Prospectus included in this Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

/s/    Ropes & Gray LLP

Ropes & Gray LLP

One International Place

Boston, Massachusetts 02110-2624

December 15, 2003